Exhibit 99.5
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of D. Stephen Menzies
Senior Vice President and Group President
Rail and Railcar Leasing Groups
October 31, 2013

Thank you, Bill, good morning!

I am very pleased with the accomplishments of our TrinityRail team during the third quarter. Our Rail Group experienced another quarter of record operating profit driven by an 11% increase in railcar shipments compared to the prior quarter and our highest-ever operating margin. Our Leasing Group continues to generate strong returns and contribute steady cash flows to the Company driven by strong lease renewals. I am also pleased with the way the North American industrial markets are developing and the resulting long-term opportunities for TrinityRail.

Our Leasing Group experienced another solid quarter with profit from operations increasing by approximately 14% year-over-year, driven by lease fleet additions and increases in lease rates for railcars serving the oil, gas, and chemicals industries. Our lease fleet utilization at the end of the third quarter was 98.5%, down slightly from both the prior year and previous quarter, but still very high. During the third quarter, we sold a small group of railcars which generated $1.6 million of profit. As mentioned on prior conference calls, we had a lower level of railcar sales during the quarter as compared to last year due to our focus on placing railcars into our leasing joint venture, RIV 2013. The secondary market for leased railcars remains active and institutional investors continue to seek the stable returns generated by leased railcars. We are closely monitoring these market developments for additional opportunities to strategically develop our lease portfolio and to provide railcar leasing and management services for institutional investors.

During the third quarter, we added approximately 1,660 new railcars to our lease fleet portfolio. Our total lease portfolio, including partially-owned subsidiaries, now stands at approximately 75,460 railcars, an increase of 6% year-over-year. At the end of the quarter, approximately 16% of the units in our railcar order backlog - with a total value of $848 million - were slated for customers of our leasing business.

During the third quarter, the Rail Group delivered 6,225 railcars and generated our highest ever quarterly operating profit for the third consecutive quarter. We are beginning to see the benefits of stronger pricing levels embedded in our backlog. In spite of line changeovers and capacity additions during the quarter, we realized additional operating efficiencies due to a favorable product mix and benefits derived from a more seasoned work force. For the full year 2013, we expect to deliver between 24,000 - 24,500 railcars. This implies railcar shipments of between 7,000 and 7,500 during the 4th quarter. The sizeable projected production increase from 3rd quarter to 4th quarter is, in large part, due to customers’ requirements for railcar deliveries prior to year end to qualify for bonus depreciation. We anticipate unit deliveries in the first quarter of 2014 to be similar to the third quarter pace with a higher average sales price per railcar.

North American railcar orders in the third quarter were solid and continued to reflect improving demand for a broader mix of freight cars. The production backlog for the industry remained essentially flat at a very healthy 73,800 railcars. I am very pleased with the orders TrinityRail received during the quarter. As we had anticipated, orders received in the third quarter and the level of fourth quarter market inquiries reflect demand returning for small cube covered hoppers to serve both the frac sand and construction markets. We also continue to see steady demand for auto racks as a result of increasing North American automobile production and a change in distribution patterns as new assembly plants come on-line in Mexico. We are also receiving an increasing level of inquiries for a variety of freight cars driven by customers with discreet new business opportunities or fleet replacement needs.

During the 3rd quarter, we received orders for 5,610 new railcars including tank cars, covered hoppers and autoracks from railroads, 3rd party lessors and industrial shippers. As a result of the orders we received, our order backlog stands at a firm, non-cancellable 40,050 railcars with a value of approximately $5.1 billion. The visibility provided by our extended order backlog, which enables us to plan production into 2015, continues to differentiate this railcar market cycle from others in the past.

We continue to believe the market is not speculatively purchasing tank cars as orders in our backlog appear to be aligned with the completion of additional crude oil loading capacity. While the rate of increase in railcar loadings for mid-continent crude oil may be easing, inquiries for tank cars still remain significant when compared to the historical average. Our analysis shows that tank car demand for crude oil tracks the pace of infrastructure investments to expand rail loading capacity in the various oil production regions. We believe we are in the early stages of demand for railcars to serve crude oil produced in Canada. Unit train service and infrastructure capacity in Canada will be an important factor in the long-term growth for the movement of crude oil by railroads. Rail infrastructure and unit train loading facilities within Canada are just now being developed. Our market analysis and conversations with customers lead us to believe there will be long-term demand for tank cars to support the movement of crude oil.

As the energy market matures and investments are completed, downstream markets will begin to expand and additional opportunities for rail transportation will develop throughout the petrochemical and chemical supply chains. Overall, we continue to see evidence supporting a long-term, fundamental shift in the North American industrial base driven by the energy renaissance. TrinityRail is well-positioned to provide railcars and leasing services for the resulting demand.

We understand that the markets we serve constantly evolve and change. Our highly flexible railcar manufacturing and strong leasing platforms uniquely position TrinityRail to respond to various market changes quickly and effectively. While we continue to see strong demand stemming from the oil, gas, and chemicals markets, I am confident that as aggregate demand improves or if markets shift, our team will again be able to quickly adjust our production to serve our customers. We still have ample railcar production capacity to respond to a pickup in the broader economy and any acceleration in the replacement cycle within the railcar industry.

During our last conference call, we received questions about potential regulatory changes pertaining to DOT 111 tank cars that transport flammable liquids. There are approximately 11,500 DOT 111 tank cars in flammable service in our wholly and partially owned lease fleets. On September 6th, the Pipeline and Hazardous Materials Safety Administration (PHMSA) issued an Advanced Notice of Proposed Rulemaking that asks interested parties to comment on recommendations proposed by the National Transportation Safety Board regarding regulatory requirements for DOT 111 tank cars. These comments are to be submitted by November 5th. We are closely monitoring the regulatory process, and we are preparing to respond accordingly. It is still too early to discuss the possible regulatory changes to DOT 111 tank cars in flammable service that may result, or when a ruling may be made. As we gain further clarity, we will provide an update on how we plan to address any changes. The industry has been through numerous regulatory changes in the past, and it is fundamental to the railcar leasing and manufacturing business to respond effectively when new regulations are issued.

I'll now turn it over to James for his remarks.